INDEMNIFICATION AGREEMENT

         AGREEMENT, made as of the day of September, 2004, between Ipoint-Media Ltd., an Israeli corporation ("iPoint"), and Neomedia Technologies, Inc., a Delaware corporation ("Neomedia").

         WHEREAS, iPoint and Neomedia entered into a Business Development Agreement dated as of the date hereof (the "Agreement"), pursuant to which Neomedia received certain shares of common stock of iPoint ("iPoint Shares"); and

         WHEREAS, Neomedia intends to distribute the iPoint Shares to the shareholders of Neomedia as detailed in the Business Development Agreement even date herewith ("Agreement").

         NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged:

         1. iPoint agrees to indemnify and hold harmless Neomedia and its directors, officers, employees, and agents (each, an "Indemnified Party"), against and in respect of all losses, liabilities, obligations, damages, actions, suits, proceedings, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Indemnified Party, arising out of or in connection with any action instituted by a debt-holder of Neomedia relating to the distribution of the iPoint Shares to the shareholders of Neomedia pursuant to a registered dividend distribution.

         2. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

         3. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard exclusively in Hudson County, New Jersey, and expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, sitting in Hudson County, New Jersey and the United States District Court of New Jersey, sitting in Newark, New Jersey, for the adjudication of any civil action asserted pursuant to this paragraph.

         4. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.


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                  IN  WITNESS  WHEREOF,   the  undersigned  have  executed  this
Agreement as of the date set forth above.

                                             IPOINT MEDIA, LTD.

                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________


                                             NEOMEDIA TECHNOLOGIES, INC.

                                             By:________________________________
                                             Name:______________________________
                                             Title:_____________________________

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